EXHIBIT 16 TO FORM 8-K

January 25, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 1, 2005, of the MLM IndexTM Fund and are in agreement with the statements contained in paragraphs 4.01(a)(i), 4.01(a)(ii) and 4.01(a)(iii) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP